EXHIBIT 23.2

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Weyerhaeuser Company:

We consent to the use of our report dated February 21, 2006, except as to Notes 23, 24, and 28, which are as of January 19, 2007, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 25, 2005, incorporated herein by reference to Weyerhaeuser Company’s current report on Form 8-K dated January 19, 2007, and to the reference to our firm under the heading “Experts” in the Prospectus-Offer to Exchange.

Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004 by Weyerhaeuser Company and subsidiaries.

/s/ KPMG LLP

Seattle, Washington

January 31, 2007